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                                                                   EXHIBIT 5.16








                               25 September 2003


VIA FACSIMILE / ORIGINAL BY MAIL

Moore International Penzugyi Szolgaltato
Korlatolt Felelossegu Tarsasag
Vigado ter 1.
1051 Budapest
Hungary


RE:      MOORE INTERNATIONAL PENZUGYI SZOLGALTATO KORLATOLT FELELOSSEGU
         TARSASAG


Gentlemen,

We have acted as special Hungarian counsel to Moore International Penzugyi Szolgaltato Korlatolt Felelossegu Tarsasag ("MOORE HUNGARY"), a limited liability company organised and established under the laws of the Republic of Hungary, in connection with the Guaranty dated 18 September 2003 (the "GUARANTY") given by Moore Hungary pursuant to an indenture dated as of 14 March 2003 between, amongst others, Moore North America Finance, Inc. as issuer (the "ISSUER") and Bank One, N.A., as trustee (the "TRUSTEE"), as supplemented, amended, modified or restated by the Supplemental Indenture dated as of 15 March 2003 between the Issuer, the New Guarantors (as defined therein, and including Moore Hungary) and the Trustee and the Second Supplemental Indenture dated 18 September 2003 between the Issuer, the Guarantors (as defined therein, and including Moore Hungary) and the Trustee (the "INDENTURE").

For the purposes of expressing the opinions set forth herein, we have made such examinations of the laws of the Republic of Hungary in effect on the date of the Guaranty, as applied by Hungarian courts on such date. We do not purport to be qualified to render any opinion, and do not express any opinion herein, as to the laws of any jurisdiction other than those of the Republic of Hungary.

Unless otherwise defined herein, all capitalised terms shall have the respective meanings set forth or incorporated by reference in the Guaranty.


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1.       DOCUMENTS

         For the purposes of expressing the opinions set forth below, we have examined executed originals or copies certified to our satisfaction of the following documents or certificates:

         1.1      a copy of the executed original of the Guaranty;

         1.2      a copy of the executed original of the Indenture;

         1.3 a copy of the executed original of the resolution dated 25 September 2003 issued by MH Holdings Limited in respect of the entering into by Moore Hungary of the Guaranty
                  (the "FOUNDER'S RESOLUTION");

         1.4 Moore Hungary's deed of foundation dated 25 October 2002, as amended on 27 May 2003 and 31 July 2003 (the "DEED OF FOUNDATION"); and

         1.5 a trade registry extract dated 25 September 2003 concerning Moore Hungary (the "TRADE REGISTRY EXTRACT"), obtained from the Ministry of Justice's on-line service.

         We have relied exclusively on the above-listed documents for the purposes of providing the opinions expressed below.

2.       ASSUMPTIONS

         With your consent and for the purposes of this opinion letter, we have assumed (without making any investigation) the following:

         2.1 the genuineness of all signatures, stamps and seals, the conformity to the originals of all documents supplied to us as certified or photostatic or faxed copies and the authenticity of the originals of such documents;

         2.2 there have been no amendments or changes to the Deed of Foundation, the Trade Registry Extract, the Founder's Resolution and other documents set forth in Section 1 (Documents) of this opinion letter in the form examined by us;

         2.3 there have been no amendments or changes to the Guaranty since its date of execution, and the Guaranty was filed, delivered and registered, if necessary, in its entirety and in the form and with content know to us;

         2.4 the Founder's Resolution was duly passed by the appointed directors of the founder of Moore Hungary and has not been amended or rescinded and is in full force and effect; further, the Founder's Resolution was executed by the persons authorised to execute the same on behalf of the founder of Moore Hungary;


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         2.5      the Guaranty was in fact executed by the persons authorised to execute the same on behalf of Moore Hungary, as provided in the Trade Registry Extract;

         2.6 the Guaranty was entered into by Moore Hungary in good faith, and for the purpose of carrying on its business, and at the time of execution of the Guaranty, there were reasonable grounds for believing the transactions contemplated thereunder would benefit Moore Hungary;

         2.7 except to the extent expressly stated in the opinions set forth below, each party to the Guaranty (other than Moore Hungary) has obtained all approvals of any governmental, judicial or public body or authority required in connection with the execution of the Guaranty and the performance of each such party's obligations thereunder, and all such approvals are in full force and effect;

         2.8 Moore Hungary has not passed a voluntary winding-up resolution, and no petition has been presented or order made by a court, for the winding-up, liquidation, bankruptcy, re-organisation, ex officio termination or analogous proceeding, or for the appointment of an administrator or similar officer in relation to Moore Hungary or any of its assets or revenues;

         2.9 each of the parties to the Guaranty (other than Moore Hungary) is a corporation, company or other legal entity, duly organised and validly existing and in good standing under the laws of its jurisdiction of incorporation and has full legal and corporate (and other organisational) right, power and authority to execute the Guaranty;

         2.10 each of the parties to the Guaranty (other than Moore Hungary) has duly authorised the execution of the Guaranty and the performance of its obligations thereunder, and has duly executed the Guaranty;

         2.11 the Guaranty constitutes legal, valid and binding obligations of each of the parties thereto (including Moore Hungary) under the laws by which it is expressed to be governed and the Guaranty (subject to the opinions and qualifications set forth in this opinion letter) are enforceable against the parties thereto (including Moore Hungary) in accordance with its terms under the laws by which it is expressed to be governed;

         2.12 all parties had the capacity, power and authority to enter into the Indenture, the Indenture was duly authorised and executed by all parties and the obligations of all parties under the Indenture under all applicable laws are valid, legally binding and enforceable;

         2.13 the conduct of the parties to the Guaranty and/or the Indenture has complied with the requirements of good faith, fair dealing and reasonableness;


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         2.14     there are no provisions of the laws of any jurisdiction
                  outside the Republic of Hungary which would have any implications for the opinions we express herein and, insofar as the laws of any jurisdiction outside the Republic of Hungary may be relevant, such laws have been or will be complied with;

         2.15 the choice of the laws of the State of New York to govern the Guaranty was made freely in good faith by the respective parties thereto, and there is no reason for avoiding such choice on the grounds of public policy;

         2.16 none of the provisions of the Guaranty and the Indenture (in particular Sections 10.04 and 10.06 of the Indenture) constitute, as a matter of the laws of the State of New York, the creation of security over the assets of Moore Hungary; and

         2.17 there is nothing in any document referred to in the Indenture (other than the Guaranty itself) which would have any implication on the opinions we express in this opinion letter.

3.       OPINIONS

         Based upon and subject to the foregoing and subject further to the exclusions and qualifications set forth below and matters not disclosed to us, we are of the opinion that:

         3.1 Moore Hungary is a limited liability company, duly registered and validly existing under the laws of the Republic of Hungary, which has all corporate powers and all governmental licenses, authorisations, consents and approvals required to carry on its business;

         3.2 Moore Hungary has full power and authority as a limited liability company under Hungarian law to execute, and to perform its obligations under, the Guaranty and the execution by Moore Hungary of the Guaranty and the performance of its obligations thereunder have been duly authorised by all necessary corporate action;

         3.3 based solely in reliance on our review of the executed copies of the Guaranty and the Trade Registry Extract, the Guaranty has been duly executed by Moore Hungary;

         3.4 the obligations of Moore Hungary contained in the Guaranty constitute legal, valid and binding obligations of Moore Hungary, enforceable under the laws of the Republic of Hungary, to the extent that such laws apply thereto; as used above, the term "enforceable" means that the Guaranty is of a type and form enforced by Hungarian courts; it does not mean that each obligation of Moore Hungary contained in the Guaranty will be enforced in accordance with its terms or in every circumstance or by or against third parties or that any particular remedy will


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                  be available; it also does not address the extent to which a judgement obtained in a court outside the Republic of Hungary will be enforced in the Republic of Hungary;

4.       QUALIFICATIONS

         The opinions set forth above are subject to the following exclusions and qualifications:

         4.1 the opinions expressed in paragraph (a) of Section 3 (Opinions) of this opinion letter are based solely upon our examination of the Trade Registry Extract; it should be noted that:

                  (i) a trade register extract is not capable of revealing in all circumstances whether or not a petition for the winding-up, liquidation, re-organisation, bankruptcy or analogous proceeding has been presented, or whether a court order for the ex officio termination of Moore Hungary has been issued, or whether a petition for the appointment of an administrator or similar officer in relation to Moore Hungary has been presented; and

                  (ii) notice of an order or resolution on the winding-up, liquidation, reorganisation, bankruptcy or analogous proceeding in relation to Moore Hungary, notice of a court order for the ex officio termination of Moore Hungary and notice of the appointment of an administrator or similar officer in relation to Moore Hungary may not be filed with the competent court of registration immediately and therefore, there may be a delay in the relevant notice appearing on the file of the company concerned;

         4.2 the validity and enforcement of the Guaranty may be limited by statutes of limitation, lapse of time and by laws relating to bankruptcy, insolvency, re-organisation, liquidation or other laws relating to or affecting generally the enforcement of creditors' rights, and claims may be or become subject to set-off or counterclaim;

         4.3 save as specifically provided in Section 3.4 of this opinion letter, we do not express any opinion as to the enforceability of the terms of the Guaranty, nor as to the legal, valid, or binding effect the Guaranty on any party thereto;

         4.4 except to the extent expressly stated in the opinions set forth herein, we express no opinion on the accuracy or completeness of any statements, representations or warranties of fact set out in the Guaranty, which statements, representations and warranties we have not independently verified;

         4.5 Hungarian courts will not enforce the decision of a foreign court and other foreign authorities unless such decision is recognised by Hungarian courts in accordance


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                  with applicable Hungarian conflict of laws rules; Hungarian courts will recognise the decision of a foreign court and other foreign authorities if: (a) the jurisdiction of the court or authority is found to be legitimate under applicable Hungarian legal rules concerning jurisdiction; and (b) the decision is construed as final and unappealable by the law of the state in which it was rendered; and (c) reciprocity exists between the Republic of Hungary and the state of the court or authority in question (however, no such reciprocity is required in the case where the disputed claims are recognised as "asset claims" as defined under applicable Hungarian law and the jurisdiction of the given court or authority was expressly established by the parties in advance); and (d) none of the following grounds for denial apply (i) the recognition of the decision would violate Hungarian public policy, or (ii) the party against whom the decision was made did not attend the proceedings in person or by way of a representative because the summons, statement of claim or other document on the basis of which the proceedings were initiated was not properly served at his domicile or residence or in a timely fashion in order to allow adequate time to prepare his defence, or (iii) the decision was based on the findings of proceedings which seriously violated the basic principles of Hungarian procedural rules, or (iv) the prerequisites for litigation for the same right arising from the same factual basis between the same parties before a Hungarian court or another Hungarian authority have materialised before the foreign proceeding was initiated, or
                  (v) a Hungarian court or another Hungarian authority has already resolved a case by rendering a final and non-appealable decision concerning the same right arising from the same factual basis between the same parties; as regards the enforcement by a Hungarian court of a final and non-appealable judgment rendered by a court in the State of New York, although there is no practice of reciprocity between the United States and the Republic of Hungary, Hungarian courts will recognise, and thus will enforce a judgement rendered by a court in the State of New York if the disputed claims are recognised as "asset claims" (in
                  Hungarian: "vagyonjogi") as used under applicable Hungarian law (note that the term "asset claim" is not clearly defined and is subject to interpretation; however, we believe the creditors' claims under the Guaranty would qualify as "asset claims") and the jurisdiction of the given court or authority was expressly established by the parties in advance; in the case where a Hungarian court would determine that the creditors' claims do not qualify as "asset claims", or would determine that the jurisdiction of the court or authority was not expressly established by the parties in advance, then in order to enforce a judgement rendered by a court in the State of New York, it would be necessary to commence new proceedings before a Hungarian court in which the foreign judgement could be introduced as evidence during the examination of the merits of the case; in the event of the enforcement of the Guaranty in the Republic of Hungary, such foreign judgment as well as any underlying agreement would require a Hungarian translation and certain translation fees and other fees and stamp duties may have to be paid in accordance with the decision of the relevant court or applicable laws;


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         4.6      we are not aware of any principle of public policy in the
                  Republic of Hungary which is contradicted by the Guaranty, although it should be noted that it is not possible to express a precise and definitive view of the exact scope of Hungarian public policy at any particular time;

         4.7 where any obligation of any person is to be performed in any jurisdiction outside the Republic of Hungary, such obligation may not be enforceable under Hungarian law to the extent that such performance would be illegal or contrary to public policy under the laws of such jurisdiction;

         4.8 the failure to exercise a right may constitute a waiver of such right, notwithstanding any provision to the contrary;

         4.9 where a party to the Guaranty is vested with a discretionary right or may determine a matter in its opinion, Hungarian courts may require that such right be exercised in a reasonable manner or that such opinion be formed on reasonable grounds;

         4.10 a provision stating that a calculation, determination or certificate will be conclusive and binding will not apply to a calculation, determination or certificate which is given unreasonably, arbitrarily or without good faith or which is fraudulent or manifestly inaccurate and will not necessarily prevent judicial enquiry into the merits of any claim;

         4.11 we express no opinion as to whether any provision in the Guaranty conferring a right of set-off or similar right would be effective against a liquidator, administrator or creditor;

         4.12 equitable remedies, such as injunction and specific performance, are discretionary and may not be awarded by Hungarian courts; in particular, such remedies may not be available where damages are considered to be an adequate and appropriate remedy;

         4.13 the question as to whether or not any provision of the Guaranty which may be declared invalid may be severed from the other provisions thereof would be determined by a Hungarian court in its discretion; the severability of provisions from an agreement is generally accepted if the agreement so provides, but the invalidity of certain provisions may cause the entire agreement to be invalid; and

         4.14 while we believe that Hungarian courts would give a judgment expressed and enforceable in United States dollars in respect of any amount due under the Guaranty, we express no opinion on the effectiveness of the currency indemnity contained therein.


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We express no opinion except as expressly and specifically set forth in this opinion letter, and no opinions may be implied or inferred. The opinions set forth in this opinion letter are given only as of the date hereof, and we disavow any undertaking or obligation to advise you of any changes in law or any facts or circumstances that may hereafter occur or come to our attention that could affect such opinions.

The legal concepts used in this opinion letter are expressed in English terms and not in their original Hungarian terms. These legal concepts may not necessarily be considered identical to the concepts described by the same English term as they exist under the laws of other jurisdictions.

The present opinion letter has been prepared to the best of our knowledge on the basis of our professional experience and through research of available legal materials. However, only limited case law and legal writing is available with respect to the legal issues at hand and this reduces the foreseeability of the application and interpretation of the relevant legal provisions by the competent Hungarian authorities and/or courts. Notwithstanding this, we expect that the opinions expressed herein will be upheld by such competent Hungarian authorities and/or courts.

This opinion is given for your sole benefit in connection with the Guaranty and Indenture and is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is not to be disclosed to any other person nor is it to be relied upon by any other person or for any other purpose or quoted or referred to in any public document without our prior written consent provided that we hereby consent to:

(i) the use of our opinion as herein set forth as an exhibit to any registration statement in the framework of the registration of the USD403 million aggregate principal amount of 7-7/8% Senior Notes due 2011 of the Issuer and to the use of our name under the caption "Validity of the Exchange Notes" in the prospectus forming a part of such registration statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K; and

(ii) Sullivan & Cromwell LLP, counsel to the Issuer, relying upon this opinion for the purposes of the opinion such firm will provide to the Trustee under Section 12.04 (Certificate and Opinion as to Conditions Precedent) of the Indenture.


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Yours truly,

/s/
--------------------
Martonyi es Kajtar
Baker & McKenzie